9661 South 700 East	Avenida Arce y Montevideo	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Edificio Montevideo, Piso 4, Of. 1	Calle Las Jardineras #16
USA	La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 244-4140 Oficina	(591-3) 312-1148 Oficina
(801) 619-1747 Fax	(591-2) 215-5533 Fax	(591-3) 312-1149 Fax
info@geii.com	info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

Golden Eagle Receives $1 Million Loan Commitment to Put
C Zone Gold Project into Initial Production

SALT LAKE CITY, UTAH—(BUSINESSWIRE)---March 9, 2007---Golden Eagle International, Inc. (OTCBB: MYNG) announced today that it has signed an agreement for a $1 million loan for the expansion of its C Zone pilot plant into a full-scale commercial production plant. The Company plans to use the loan proceeds to incrementally expand the plant capacity to five hundred cubic meters (approximately 1,000 tonnes) per day on the Company’s C Zone gold project in eastern Bolivia. Golden Eagle has already received an initial deposit of $100,000 in loan proceeds, with the commitment of an additional $100,000 by March 21, 2007, and the balance of $800,000 contingent on completing due diligence at any time within the next 60-day period. In addition, within this due diligence period Golden Eagle must provide the lender with a Certification Regarding Final Feasibility of its C Zone expansion, which is still pending before final construction could begin.

“We are very pleased that after nearly a year of positive exploration results and pilot confirmation on our C Zone gold project, a lender has recognized how important this project can be for Golden Eagle’s future,” stated the Company’s CEO, Terry C. Turner. “Our goal now is to also maintain our momentum on the development of our larger Buen Futuro (A Zone) gold and copper project, while we move forward with our production efforts on our C Zone project.”

The lender, Golden Eagle Mineral Holding, Inc. (“GEMH”), had previously exchanged $1.25 million in debt at year-end 2006 for Golden Eagle International’s Series B Preferred Stock, and became Golden Eagle International’s largest potential shareholder if its preferred shares are converted to common shares. The loan agreement’s term for repayment is 12 months and accrues interest of 10% per annum payable at the end of the one-year term.

GEMH’s loan commitment comes after Golden Eagle International estimated in February of 2007 that the most sampled core area of its eluvial gold deposit in the C Zone contained 630,000 m3 (approximately 1.26 million tonnes) of mineralized material averaging gold grades of 460 mg/m3, but with a range as high as 1,400 mg/m3 and a cutoff grade of 100 mg/m3. Contingent on finalizing its feasibility certification to its lender, Golden Eagle’s mine plan calls for the use of data gathered from 265 auger drilling and shaft-style pit sampling sites, as well as 4 months of confirmation pilot operations, to focus its initial mining on several high-grade areas identified within the C Zone.

Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold and copper exploration and mining company headquartered in Salt Lake City, Utah and with offices also in Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on its A Zone “Buen Futuro” gold and copper project, as well as its gold project on the B & C Zones, within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield.

The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on an assumed set of economic conditions and courses of action, including: (a) whether Golden Eagle’ will be able to obtain sufficient financing to continue to meet its operational goals; (b) estimates of mineral reserves, mineralized material and future production levels; (c) expectations regarding estimated mine production costs taking into account higher petroleum prices, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals; (d) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; e) uncertainties that result from social and political conditions in Bolivia; and f) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings which may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results depending on such factors as changes in general economic, social and political conditions in Bolivia and financial markets; changes in gold and copper prices; technological and operational hazards in Golden Eagle’s mining and mine development activities; uncertainties inherent in the calculation of mineral reserves, mineral resources, mineralized material (which has the lowest level of technical confidence) and metal recoveries; the timing and availability of financing; governmental and other approvals, and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the SEC. The $1,000,000 loan commitment and the mining projects/related evaluations described in this press release should not be construed by any means as an indication of the present or future value of the Company or its common stock. Additionally, the $1,000,000 loan commitment described above and our plans with respect to the Buen Futuro A Zone gold and copper project, as well as the B & C Zone gold project, should not be construed by any means as an indication of whether we will ever conduct successful mining operations in connection with those projects. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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